Exhibit 5.1

March 9, 2015

Old Republic International Corporation
307 N. Michigan Avenue
Chicago, IL 60601

Ladies and Gentlemen:

I am General Counsel of Old Republic International Corporation, a Delaware corporation (the “Company”).  This opinion is being rendered in connection with the automatic shelf registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of the offering and selling by the Company from time-to-time, pursuant to Rule 415 under the Securities Act, of securities of the Company (the “Securities”).

The Securities will be issued will be offered and sold by the Company pursuant to the Registration Statement, to which this opinion is an exhibit.  The Securities will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus (each a “Prospectus Supplement”).

I have examined originals or copies, certified or otherwise and identified to my satisfaction, of (1) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated to the date hereof; (2) the Registration Statement and the exhibits thereto; and (3) such other certificates, statutes, instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.

In such examination, I have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; (d) the Registration Statement, and any amendments thereto (including any post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded; (e) a Prospectus Supplement or Prospectus Supplements will have been filed with the Commission describing the Securities offered thereby; (f) the Securities will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (g) at the time of execution, authentication, issuance and delivery of the Securities, the Securities will have been duly authorized, executed and delivered by the parties thereto; and (h) the legal capacity of all natural persons.  As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, I am of the opinion that, with respect to any offering of any Securities (the “Offered Securities”), when (i) an appropriate Prospectus Supplement with respect to the Offered Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (ii) if the Offered Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Securities and related matters; (iv) the terms of the Offered Securities and of their issuance and sale have been duly established in conformity with applicable law or the Certificate of Incorporation or the Bylaws of the Company and do not result in a default under or breach of any agreement or instrument binding upon the Company; and (v) the Offered Debt have been duly executed and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Securities, when issued and sold in accordance with the applicable underwriting agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

My opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the federal laws of the United States, and the laws of the State of New York.  I express no opinion as to the effect of the law of any other jurisdiction

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included therein.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ John R. Heitkamp, Jr.
John R. Heitkamp, Jr., Esq.
Senior Vice President, General Counsel and Secretary